Exhibit 99.5

Consent to Reference in Prospectus/Offer To Exchange

RhythmOne plc. (the “Company”) is filing a Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus/offer to exchange included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the consummation of the transactions described in the prospectus/offer to exchange.

Sincerely,

/s/ John Mutch
John Mutch

December 22, 2017